Exhibit 11.1

                       EVEREST REINSURANCE HOLDINGS, INC.


                        COMPUTATION OF EARNINGS PER SHARE
                              TREASURY STOCK METHOD
                                  JUNE 30, 1997
                             (Dollars in thousands)


                                             Primary             Fully Diluted
                                             Earnings              Earnings
                                            Per Share              Per Share
                                         --------------         --------------
Net income                                 $    78,802

Weighted average common shares
 outstanding                                50,479,879

Earnings per share based on
 weighted average of common shares         $      1.56
                                         ==============



Dilutive effect of stock options               249,480                292,617

Dilutive effect of options exercised               495                    532

Dilutive effect of options cancelled             1,284                  1,434

Average number of common shares
 outstanding                                50,479,879             50,479,879

Average number of common and common
  equivalent shares outstanding             50,731,138             50,774,462

Net income                                 $    78,802            $    78,802

Earnings per share                         $      1.55            $      1.55
                                         =============          =============

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